Exhibit 99.1

Stoneridge Appoints Sal Orsini to Chief Procurement Officer Position, Announces New Operations Organizational Structure

NOVI, Mich. — July 5, 2022 — Stoneridge Inc. (NYSE: SRI), a global designer and manufacturer of highly engineered electrical and electronic vehicle systems, today announced that Salvatore (Sal) Orsini has been named chief procurement officer effective July 5, 2022. In this new role, Orsini will have responsibility for all aspects of the company’s global procurement organization, including purchasing, supplier quality and global supply chain strategy.

“As Stoneridge continues to grow in each of our segments and across the world, a sustainable and resilient supply chain is a cornerstone of our success,” said Jon DeGaynor, president and CEO, Stoneridge. “Sal’s proven purchasing and supply chain leadership experience will be key in executing our long-term strategy.”

Orsini brings more than 25 years of global supply chain management experience in the automotive and aerospace industries, leading procurement organizations around the world while living in Asia Pacific, Europe, and Mexico. Most recently, he was the vice president, global chief supply management officer at Nexteer Automotive. Prior to that, Orsini held various leadership roles at Aptiv, General Motors, Rolls-Royce Aerospace and Delphi.

Orsini is a graduate of Central Michigan University. He also completed additional studies through Harvard Business School, Executive Emerging Leaders program and received his Certification in Professional Supply Management from the Institute for Supply Management.

Orsini will be based at Stoneridge’s headquarters in Novi, Michigan, and will report to DeGaynor.

Additionally, effective July 1, 2022, Kevin Heigel, senior vice president, integrated supply chain, has returned to a consulting role to support the Company’s global integrated supply chain initiatives on an as-needed basis and as a result, is no longer employed directly by the Company.

“Kevin’s expertise and leadership has been integral in driving Stoneridge through the recent and continuing unprecedented global supply chain climate. Kevin has been a deeply valuable partner and I thank him for his contributions,” said DeGaynor.

With this move, Archie Nimmer, vice president of operations, will continue to lead global operations while reporting directly to DeGaynor.

“I am confident that the leaders and organizational structure announced today will allow Stoneridge to efficiently deliver on our strategic priorities as we continue to grow rapidly,” said DeGaynor.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Novi, Michigan, is a global designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, commercial vehicle, off-highway and agricultural vehicle markets. Additional information about Stoneridge can be found at Stoneridge.com.

Contact:

Samantha Simmerson

Global Manager, Marketing & Communications

samantha.simmerson@stoneridge.com

+1.248.829.2173

###